                                                                Exhibit 23.2

[Independent Mining Consultants, Inc. Letterhead]

February 28, 2007

Pat Prejean
Assistant Controller - Financial Reporting
Freeport-McMoRan Copper & Gold Inc.
1615 Poydras Street
New Orleans, LA 70112

Dear Mr. Prejean,

We hereby consent to the incorporation by reference of our reports included herein or incorporated by reference in this Form 10-K for the year ended December 31, 2006, into Freeport-McMoRan Copper & Gold, Inc.’s previously filed Registration Statements on Form S-3 (Registration Nos. 333-31584, 333-104564 and 333-114430) and on Form S-8 (Registration Nos. 33-63267, 33-63269, 33-63271, 333-85803, 333-105535, 333-115292, and 333-136084) and on Form S-4 (Registration Nos. 333-104563, 333-114217 and 333-139252).

INDEPENDENT MINING CONSULTANTS, INC.

Date: February 28, 2007                  By: /s/ John M. Marek
          Name: John M. Marek
                              Title: President